Exhibit 3.29

AXCAN US PARTNERSHIP 1 LP

AGREEMENT OF LIMITED PARTNERSHIP

AGREEMENT OF LIMITED PARTNERSHIP of Axcan US Partnership 1 LP, dated February 11, 2008 (the “Agreement”), between Axcan Nova Scotia 2 ULC, a Nova Scotia unlimited liability company, as general partner (the “General Partner”), and Axcan Nova Scotia 1 ULC, a Nova Scotia unlimited liability company, as limited partner (the “Limited Partner”). The General Partner and the Limited Partner are herein referred to collectively as the “Partners”.

WHEREAS, the parties hereto hereby confirm their agreement that the Partners do hereby associate themselves and agree to become partners and to form a limited partnership (the “Partnership”) under the Delaware Revised Uniform Limited Partnership Act (the “Act”), as set forth in Title 6, Chapter 17 of the Delaware Code, upon the filing for record of a certificate of limited partnership with respect thereto (the “Certificate of Limited Partnership”) in the office of the Secretary of State of the State of Delaware;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS

SECTION 1.01 Partnership Name

The name of the Partnership is Axcan US Partnership 1 LP.

SECTION 1.02 Principal Office

The Partnership shall have and maintain a registered office and a registered agent for service of process on the Partnership in the State of Delaware at the following address: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

The Partnership may locate its principal office and registered office at any place or places within the United States as the General Partner may from time to time determine.

SECTION 1.03 Effective Date; Term

This Agreement shall take effect, and the term of the Partnership shall commence, at the time and on the date the Certificate of Limited Partnership is duly filed and recorded in the office of the Secretary of State of the State of Delaware, and shall continue until terminated in accordance with Article IV hereof.

SECTION 1.04 Fiscal Year

The fiscal year of the Partnership (the “Fiscal Year”) for financial accounting and federal income tax purposes shall end on September 30.

SECTION 1.05 Purpose of the Partnership

The Partnership is established to engage in any lawful business, purpose or activity for which limited partnerships may be formed under the Act.

Without limiting the generality of Article II, the Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set above, including, but not limited to, the power:

(a) to provide capital to, and to make investments in and acquisitions of, corporations, partnerships, joint ventures and other business enterprises in whatsoever form organized, and to assist in developing the business of enterprises in which the Partnership has an interest;

(b) subject to subsection (a) of this Section 1.05, to invest in, purchase and sell capital stock, pre-organization certificates and subscriptions, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, trust receipts and other securities, whether readily marketable or not, of whatever kind or nature of any person, corporation, government or other entity, and rights and options (whether written by the Partnership or others) relating thereto, and to lend funds or properties of the Partnership either with or without security;

(c) to engage in such other businesses, activities and transactions similar in nature and scope to those described in paragraphs (a) and (b) of this Section 1.05 as the General Partner may from time to time determine; and

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Partnership;

(g) to enter into, make and perform all such contracts and other undertakings, and to engage in all such activities and transactions, as the General Partner may deem necessary or advisable for the carrying out of the foregoing objects and purposes, including without limitation:

(i) either by itself or by contract with others, including a corporation or partnership whose shareholders, partners, officers or employees are partners of the General Partner, to maintain for the conduct of Partnership affairs one or more offices and in connection therewith to rent or acquire office space, engage personnel, whether part-time or full-time, and to do, or cause to be done, such other acts as the General Partner may deem necessary or desirable in connection with the maintenance and administration of such office or offices and the provision of administrative and clerical services to the Partnership;

(ii) to register or qualify the Partnership under any applicable federal or state laws, or to obtain exemptions under such laws, if such registration, qualification or exemption is deemed necessary by the General Partner; and

(iii) to engage independent attorneys, accountants, consultants and such other persons as the General Partner may deem necessary or advisable.

SECTION 1.06 Admission of Additional Limited Partners

Additional limited partners may be admitted to the Partnership only with the prior consent of the General Partner and only upon such terms and conditions as the General Partner may determine.

SECTION 1.07 Management

(a) The management of the Partnership shall be vested exclusively in the General Partner, which shall have the power in the name and on behalf of the Partnership to carry out any and all of its objects and purposes and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner may deem necessary or advisable in connection therewith.

(b) The Limited Partner shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

SECTION 1.08 U.S. Federal Tax Status

The Partners intend that the Partnership be treated as an association taxable as a corporation for U.S. federal income tax purposes, and the General Partner is expressly authorized to file an entity classification election on IRS form 8832 to that effect, as well as to take any further actions necessary or appropriate in connection therewith.

ARTICLE II

CAPITAL CONTRIBUTIONS, OWNERSHIP PERCENTAGE,

CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

SECTION 2.01 Capital Contributions

(a) The Limited Partner shall contribute US$99.90 in cash to the capital of the Partnership, which capital shall be contributed as of the date hereof. The General Partner initially shall contribute US$0.10 in cash to the capital of the Partnership, which capital contribution shall be made prior to or concurrently with the first capital contribution made by the Limited Partner. The General Partner may at any time, and from time to time, during the term of the Partnership increase its capital contribution by any amount that it may determine.

(b) The Partners shall not have the right to demand interest on or a return of any capital contributed to the Partnership.

SECTION 2.02 Ownership Percentage

The ownership percentage at any time of each Partner in the income, assets and properties of the Partnership shall be determined by dividing the aggregate amount of capital contributions actually made by such Partner up to such time, by the aggregate amount of the capital contributions actually made up to such time by all Partners (each said percentage being hereinafter referred to as an “Ownership Percentage”). The sum of the Ownership Percentages shall at all times equal 100%.

SECTION 2.03 Distributions

Except for liquidating distributions, all distributions to the Partners shall be made at such times and in such amounts as the General Partner shall determine in its sole discretion. All distributions (other than liquidating distributions) shall be made to the Partners in accordance with their respective Ownership Percentages. Liquidating distributions shall be made in accordance with Section 4.03.

ARTICLE III

LIABILITY

SECTION 3.01 Liability of General Partner

The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year (or portion thereof) during which it is or was a general partner of the Partnership.

SECTION 3.02 Liability of Limited Partner

The Limited Partner shall be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year (or portion thereof) during which he is or was a limited partner of the Partnership only to the extent (in the aggregate for all fiscal years) of the aggregate that he is obligated to contribute to the capital of the Partnership as set forth in Section 2.01 above. The Limited Partner shall not otherwise have any liability in respect of the debts and obligations of the Partnership. The Limited Partner shall not have any obligation to repay to the Partnership or the General Partner all (or any portion) of any negative balance in his Capital Account.

ARTICLE IV

DURATION, DISSOLUTION AND WINDING-UP

OF THE PARTNERSHIP

SECTION 4.01 Duration

The Partnership shall terminate and be dissolved on such date (i) as the General Partner in its sole discretion may determine or (ii) upon entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

SECTION 4.02 Dissolution

In addition to the events provided in Section 4.01 hereof, the Partnership shall also be dissolved upon the happening of any “event of withdrawal” of the General Partner as set forth in Section 17-402 of the Act.

SECTION 4.03 Liquidating Distributions

Upon dissolution of the Partnership, a full and general account of the assets and liabilities of the Partnership shall be taken, the affairs of the Partnership shall be wound up and the assets of the Partnership shall be applied in the following order of priority:

(i) first, in discharge of (1) all claims of creditors of the Partnership who are not Partners and (2) all expenses of liquidation;

(ii) second, to the pro rata payment of all claims of Partners for advances to the Partnership; and

(iii) finally, any remaining assets shall be distributed to the Partners in accordance with their respective ownership percentages.

SECTION 4.04 Certificate of Cancellation

The General Partner, or in the absence of a general partner, the Limited Partner, shall file a Certificate of Cancellation in the office of the Secretary of State in the State of Delaware upon the dissolution and completion of the winding-up of the Partnership.

ARTICLE V

INDEMNIFICATION

SECTION 5.01 Indemnification

To the fullest extent permitted under Section 17-108 of the Act from time to time in effect, the Partnership and the General Partner, jointly and severally, shall indemnify, defend and hold harmless, first out of the assets of the Partnership and thereafter to the extent of the assets of the General Partner, the Limited Partner and his heirs, executors, administrators and assigns, from and against any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, legal or other expenses incurred in investigating or defending against any of the foregoing), to which the Limited Partner may become subject by reason of his being a limited partner (other than in respect of his obligation to contribute to the capital of the Partnership as set forth in Section 2.01) or being deemed for any reason whatsoever to have participated in the control of the business of the Partnership.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 Completeness

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

SECTION 6.02 Notices

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or six days after being mailed (by registered or certified and, in the case of the General Partner, air mail, postage prepaid, return receipt requested) to the Partners as follows:

General Partner:

Axcan Nova Scotia 2 ULC

c/o TPG Partners, L.P.

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

Limited Partner:

Axcan Nova Scotia 1 ULC

c/o TPG Partners, L.P.

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

or to such other address as the person to whom notice is to be sent may have previously furnished to the other party or parties hereto in writing in the manner set forth above.

SECTION 6.03 Transferability

The Limited Partner shall not sell, assign or otherwise transfer his interest in the Partnership without the prior written consent of the General Partner, which consent can be given or withheld at the General Partner’s sole discretion.

SECTION 6.04 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 6.05 Filings

The General Partner shall promptly cause the Certificate of Limited Partnership to be filed and recorded in accordance with the Act in the office of the Secretary of State of the State of Delaware and, to the extent required by local law, in the appropriate place in each state in which the Partnership may hereafter establish a place of business.

SECTION 6.06 Headings

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have hereto set their hands and seals as of the day and year first above written.

GENERAL PARTNER

AXCAN NOVA SCOTIA 2 ULC

By	/s/ Clive D. Bode
Clive D. Bode
Vice President and Secretary

LIMITED PARTNER

AXCAN NOVA SCOTIA 1 ULC

By	/s/ Clive D. Bode
Clive D. Bode
Vice President and Secretary